EXHIBIT 10.160

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

Execution Copy

AMENDMENT AND AGREEMENT

THIS AMENDMENT AND AGREEMENT (“Amendment”) is made as of November 3, 2006 (“Amendment Effective Date”) by and between Indevus Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 33 Hayden Avenue, Lexington, MA 02421, United States (“Indevus”), and Madaus GmbH, a successor to Madaus AG, a company with limited liability organized and existing under the laws of Germany and having its principal office at Colonia-Allee 15, 51067 Cologne, Germany (“Madaus”). Indevus and Madaus are collectively referred to herein as the “Parties”.

W I T N E S S E T H:

WHEREAS, on November 26, 1999, Madaus and Indevus entered into a license agreement granting Indevus an exclusive license under the Madaus Know-How in the Territory, on the terms and conditions set forth therein, as amended in Amendment No. 1 thereto mutually executed by the Parties on January 19, 2004 (the “Agreement”);

WHEREAS, the Parties agree that certain provisions of the Agreement should be amended to reflect the current intentions of the Parties with respect to such license, and that it is in their mutual best interests to resolve and compromise amicably any actual or potential disputes and to avoid future disputes arising under the Agreement, and to provide for certain additional agreements between the Parties; and

WHEREAS, contemporaneously with this Amendment, the Parties are entering into the License and Supply Agreement (as defined herein).

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereto intending to be legally bound agree as follows:

1. Definitions and References.

Except as set forth herein, capitalized terms not otherwise defined or amended in this Amendment shall have the meaning ascribed to them in the Agreement. Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. Except as otherwise indicated, references to Articles or

Sections are to the same with all their subparts as they appear in the Agreement. References to Paragraphs are to the numbered paragraphs with all their subparts as they appear in this Amendment.

2. Amendments to the Agreement. The Agreement is hereby amended as of the Amendment Effective Date as set forth in this Paragraph 2 of this Amendment:

(a) The following new Sections are hereby added to Article 1 of the Agreement:

“1.27 “Additional Payment” shall have the meaning set forth in Section 3.7.

1.28 “Amendment” shall mean the Amendment and Agreement by and between Madaus and Indevus dated November 3, 2006.

1.29 “Compound Supply Agreement” shall mean the Compound Supply Agreement by and between Madaus and Indevus dated November 3, 2006.

1.30 “Excluded Licensed Product” shall have the meaning set forth in Paragraph 2(f) of the Amendment.

1.31 “Joint Territory” shall mean Canada, Japan, Korea and China.

1.32 “License and Supply Agreement” shall mean that certain License and Supply Agreement between Madaus and Indevus effective as of November 3 , 2006.

1.33 “Madaus Territory” shall mean worldwide, excluding the Territory and the Joint Territory.

1.34 “SANCTURA®” shall mean the 20 mg. dosage oral formulation of Compound marketed on the Amendment Effective Date in the Territory under the tradename SANCTURA® for twice-daily administration for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and/or urinary frequency.

1.35 “SANCTURA XR™” shall mean a controlled or extended-release oral formulation of Compound which is intended to be administered once a day, for the treatment of overactive bladder and/or urinary incontinence.

1.36 “Supply Agreement” shall mean the Supply Agreement by and between Madaus and Indevus dated as of December 16, 2002.”

(b) The following sentence is added to the end of Section 1.17 of the Agreement: “Any product (other than an Excluded Licensed Product) which contains Compound as at least one active ingredient shall also be a “Licensed Product.” The following sentence is added to the end of Section 1.20 of the Agreement: “The First Commercial Sale of SANCTURA® occurred on August 23, 2004.”

(c) The last two sentences of Section 2.2 of the Agreement are hereby amended and restated to read in their entirety as follows:

“Indevus hereby grants to Madaus the right to use Indevus’ clinical and preclinical data relating to Compound or Licensed Product (other than a Licensed Product that (i) is a pulmonary inhalation product, or (ii) is an oral liquid formulation intended for pediatric or elderly use in overactive bladder, incontinence or detrusor instability) for Madaus’ own regulatory filings relating to the development and marketing of Compound or such Licensed Product or both outside the Territory. In addition, it is agreed and understood that after the applicable Distribution Period, Madaus shall have the right to make, have made, use, and sell Compound and/or Licensed Product (other than a Licensed Product that (i) is a pulmonary inhalation product, or (ii) is an oral liquid formulation intended for pediatric or elderly use in overactive bladder, incontinence or detrusor instability) in the Territory, by itself or through an Affiliate, using Indevus’ clinical and preclinical data relating to Compound or such Licensed Product in regard to Indevus’ regulatory filing.”

(d) Madaus hereby waives and terminates any and all rights to consent to any sublicensee of Licensed Product. In accordance with the foregoing, Section 2.3(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Indevus shall have the right to issue sublicenses to Third Parties to make, have made, use, develop, import, offer for sale, sell or have sold the Licensed Product in the Territory as long as Indevus has rights thereto under this Agreement provided, however, that Indevus shall remain responsible for the performance by the sublicensee of any of Indevus’ obligations to Madaus under this Agreement.”

(e) The Parties acknowledge that (i) SANCTURA® is, and assuming First Commercial Sale of SANCTURA XR™, SANCTURA XR™ will be, a Licensed Product; (ii) it is possible that there may be additional Licensed Products during the term of the Agreement; and (iii) each Licensed Product has its own First Commercial Sale date and Distribution Period.

(f) Madaus hereby waives and terminates any and all rights to manufacture and/or supply (i) SANCTURA XR™; (ii) any Licensed Product that (A) is a pulmonary inhalation product or (B) is in an oral liquid formulation intended for pediatric or elderly use in overactive bladder, incontinence or detrusor instability; and/or (iii) with respect to any Licensed Product sold after November 12, 2007, Compound (each of the Licensed Products set forth in (i), (ii) and (iii), an “Excluded Licensed Product”). In consideration thereof, Indevus agrees to make the payments to Madaus set forth in Section 3.7(b)(ii) of the Agreement (as amended by this Amendment). Section 3.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

“3.7 Manufacturing.

(a) Licensed Products other than Excluded Licensed Products.

(i) Subject to the terms and conditions of this Section 3.7, Indevus accepts Madaus as exclusive manufacturer during the respective Distribution Periods of (A) SANCTURA® (also subject to the terms and conditions of the Supply Agreement), and (B) any other Licensed Product that is not an Excluded Licensed Product; provided that Madaus’ manufacturing facility is in compliance with cGMP and all other regulatory requirements in the Territory including successful regulatory inspection of any such facility.

(ii) Indevus reserves the right to appoint a second source supplier of a Licensed Product subject to Section 3.7 (a) if Madaus fails after reasonable prior written notice (a) to meet the regulatory requirements with respect to production of such Licensed Product or (b) is unable to deliver such Licensed Product in quantities which satisfy Indevus’ reasonable commercial requirements for that Licensed Product. If Indevus appoints a second source supplier pursuant to the immediately preceding sentence, Madaus has the right to receive an adequate royalty, not to exceed [*] of net sales, for giving such a manufacturing license relying on Madaus Know-How. With respect to any such Licensed Product manufactured by any such second source supplier and sold by Indevus or its designees prior to November 12, 2007, such Licensed Product will be manufactured using Compound supplied by Madaus and purchased by Indevus pursuant to the Compound Supply Agreement, provided that the Parties acknowledge and agree that the price for such Compound is not expected to exceed [*]

(b) SANCTURA XR™.

(i) Subject to Section 3.7(c), Indevus or its designees shall have the exclusive right to manufacture and supply SANCTURA XR™ for use in the Territory, the Madaus Territory and the Joint Territory, whether as bulk drug product or as finished product.

(ii) Indevus shall pay Madaus an amount equal to [*] capsules of SANCTURA XR™ sold in the Territory through [*] (the “Additional Payment”). The payment of the Additional Payment shall be subject to the following:

(A) No Additional Payment shall accrue on the disposition of SANCTURA XR™ by Indevus, its Affiliates or sublicensees as samples (promotion or otherwise), for development, testing, clinical trials or as donations (for example, to non-profit institutions or government agencies for non-commercial purposes);

(B) The Additional Payment shall be reduced by the amount, if any, by which the cost to Indevus of obtaining Compound from Madaus pursuant to Section 3.7(c) and the Compound Supply Agreement exceeds the cost at which a Third Party supplier has agreed to supply Indevus with Compound;

(C) The Additional Payment shall be payable in accordance with the provisions of Section 5.3;

(D) No Additional Payment shall be payable with respect to any period after the first Calendar Quarter in which generic formulations of SANCTURA XR™ achieve a market share of [*] or greater of the total prescriptions for SANCTURA XR™ in the Territory (as so shown by IMS (or IMS equivalent) data for such prescriptions in that Calendar Quarter);

[*]	CONFIDENTIAL TREATMENT REQUESTED

(E) If, during any portion of any Renewal Supply Term that expires prior to the expiration of the Manufacturing Payment Term, Indevus’ Manufacturing Costs exceed the Manufacturing Costs Cap, then the Additional Payment shall be reduced by the amount by which Indevus’ Manufacturing Costs exceed the Manufacturing Costs Cap. With the exception of the term “Additional Payment”, all capitalized terms used in this subsection (E) shall have the respective meanings ascribed to them in the License and Supply Agreement (which definitions are incorporated by reference herein); and

(F) Sales of SANCTURA XR™ capsules between Indevus and its Affiliates or licensees or sublicensees, or among such Affiliates and licensees or sublicensees, shall not be considered sales of SANCTURA XR™ capsules for purposes of calculating the Additional Payment, but in such cases the Additional Payment shall be calculated based on the number of SANCTURA XR™ capsules sold by such Affiliates or licensees or sublicensees to Third Parties who are not an Indevus licensee or sublicensee.

(c) Compound. Subject to the terms and conditions of the Compound Supply Agreement, Indevus or its designees will use Compound supplied by Madaus and obtained by Madaus from [*] or its Affiliates or successors in connection with the manufacture of SANCTURA XR™ that is sold by Indevus or its designees prior to November 12, 2007.”

(g) Section 5.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“5.3 Reports; Payment of Royalties and Additional Payment. Following the First Commercial Sale of a Licensed Product and during the term of the Agreement for so long as royalty payments or Additional Payments are due, Indevus shall furnish to Madaus a quarterly written report for the Calendar Quarter (a “Section 5.3 Report”) showing, as applicable, (a) the sales of all Licensed Products subject to royalty payments (i.e. not SANCTURA XR™, which is covered in (b)) sold by Indevus, its Affiliates and its sublicensees in the Territory during the Calendar Quarter (and a reconciliation of gross sales to Net Sales) and the royalties payable under this Agreement; and (b) the number of capsules of SANCTURA XR™ sold in the Territory during the Calendar Quarter by Indevus, its Affiliates and its licensees or sublicensees subject to an Additional Payment payable under this Agreement and a calculation of the Additional Payment payable under this Agreement. Section 5.3 Reports shall be due on the [*] following the close of each Calendar Quarter, subject to an extension in accordance with the terms of a sublicensing agreement, but in no event longer than an additional [*] for a total of [*] following the close of each Calendar Quarter. Royalties and Additional Payments shown to have accrued by each Section 5.3 Report, if any, shall be due and payable on the date such report is due. Indevus shall keep complete and accurate records in sufficient detail to enable the royalties and the Additional Payment payable hereunder to be determined.

[*]	CONFIDENTIAL TREATMENT REQUESTED

Indevus recognizes that Madaus has an interest in Indevus’ audit rights under Indevus’ agreements with sublicensees of Licensed Product to the extent that reports provided to Indevus by such sublicensees cover financial information that is required to be contained in a Section 5.3 Report. Accordingly, if Indevus exercises any such audit rights with respect to a specified period, it shall (a) use an independent certified public accounting firm of recognized standing; (b) notify Madaus in writing not later than [*] Business Days prior to the anticipated exercise of such planned exercise and of the name of the accounting firm (and, as soon as known to Indevus, the name of the individual(s) at such firm conducting such audit); (c) request, on behalf of Madaus, that such firm also review, to the extent consistent with contractual rights and restrictions existing on the Amendment Effective Date, the information necessary to verify any financial information that is required to be contained in Section 5.3 Reports for the corresponding period; and (d) provide Madaus a copy of the portions of the results of any such audit that cover financial information contained in a Section 5.3 Report, subject to Madaus’ agreement to the confidentiality obligations contained in Indevus’ agreement with such sublicensee with respect to such audit.

Indevus shall not enter into a sublicense with respect to a Licensed Product that is inconsistent with the foregoing sentence and, promptly after entering into any sublicense with respect to Licensed Product after the Amendment Effective Date, Indevus shall inform Madaus of Indevus’ audit rights under such sublicense agreement.

Subject to contractual rights and restrictions existing on the Amendment Effective Date, in the event that Indevus has not exercised such audit rights with respect to a specified period within thirty (30) days prior to the expiration thereof, Madaus shall have the right to request (by providing written notice of such request that is received by Indevus not later than five (5) Business Days prior to the expiration thereof), that Indevus exercise such audit rights on Madaus’ behalf and at Madaus’ cost, in order to request relevant information necessary to verify any financial information contained in Section 5.3 Reports for the corresponding period. If so requested by Madaus, Indevus shall to the extent consistent with contractual rights and restrictions existing on the Amendment Effective Date, (a) exercise such audit right, (b) use good faith efforts to provide Madaus with direct contact to the accounting firm conducting such audit and (c) provide Madaus with a copy of the portions of the results of any such audit that cover financial information that should be contained in a Section 5.3 Report, subject to Madaus’ agreement to the confidentiality obligations contained in Indevus’ agreement with such sublicensee with respect to such audit. If as a result of any audit requested by Madaus under this paragraph, an error in favor of Madaus in the payment of Additional Payments of [*] of the Additional Payments due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be reimbursed by Indevus.”

3. Mutual Releases.

(a) Release by Indevus. Indevus, on its own behalf and on behalf of its Affiliates, predecessors, successors, and assigns and all others claiming by or through any of the foregoing (collectively, the “Indevus Parties”), hereby releases and forever discharges Madaus,

[*]	CONFIDENTIAL TREATMENT REQUESTED

its Affiliates and their respective assigns, attorneys, agents, legal representatives, officers, directors, employees, predecessors, successors, distributors, manufacturers and Affiliates (collectively, the “Madaus Releasees”) from any and all claims, causes of action, actions, duties, rights, damages, liabilities, losses, and obligations of every kind and manner whatsoever, in law or in equity, judicial or administrative, civil or criminal, whether or not now known, claimed or asserted, which any Indevus Party now has, had at any time or may in the future claim to have, against any of the Madaus Releasees based on, arising out of or related to the Agreement or the Supply Agreement and arising from or relating to any actions, omissions, or events prior to the Amendment Effective Date, provided, however, that the foregoing release shall not include, and Indevus shall retain, all claims, causes of action, actions, duties, rights, damages, liabilities, losses, or obligations (a) arising out of or under this Amendment, or (b) that are outstanding payment and/or supply or delivery obligations that have accrued under the Agreement or the Supply Agreement in the ordinary course of business (i) during the Calendar Quarter ended September 30, 2006 or (ii) commencing October 1, 2006 through the Amendment Effective Date.

(b) Release by Madaus. Madaus, on its own behalf and on behalf of its Affiliates, predecessors, successors, and assigns and all others claiming by or through any of the foregoing (collectively, the “Madaus Parties”) hereby releases and forever discharges the Indevus Parties and their respective assigns, attorneys, agents, legal representatives, officers, directors, employees, predecessors, successors, distributors, manufacturers and Affiliates (collectively, the “Indevus Releasees”) from any and all claims, causes of action, actions, duties, rights, damages, liabilities, losses, and obligations of every kind and manner whatsoever, in law or in equity, judicial or administrative, civil or criminal, whether or not now known, claimed or asserted, which any Madaus Party now has, had at any time or may in the future claim to have, against any of the Indevus Releasees based on, arising out of or related to the Agreement or the Supply Agreement and arising from any actions, omissions, or events prior to the Amendment Effective Date, provided, however, that the foregoing release shall not include, and Madaus shall retain, all claims, causes of action, actions, duties, rights, damages, liabilities, losses, or obligations (a) arising out of or under this Amendment, or (b) that are outstanding payment and/or supply or delivery obligations that have accrued in the ordinary course of business under the Agreement or the Supply Agreement (i) during the Calendar Quarter ended September 30, 2006 or (ii) commencing October 1, 2006 through the Amendment Effective Date.

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) Such Party has the requisite corporate power and authority to execute and deliver this Amendment and to grant the releases and perform its other obligations hereunder; the execution, delivery and performance of this Amendment have been duly and validly authorized and no other corporate proceedings are necessary to authorize this Amendment or the performance hereof or thereof by such Party; and

(b) This Amendment has been duly and validly executed and delivered by such Party and, assuming due execution and delivery by the other Party, constitute the valid and binding obligations of such Party, enforceable against such Party in accordance with its terms.

5. Other.

(a) From and after the Amendment Effective Date all references to the Agreement shall mean the Agreement as amended by this Amendment. Except as expressly amended by this Amendment, all of the provisions of the Agreement shall remain in full force and effect.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(c) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws.

(d) All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission (and promptly confirmed by personal delivery, registered or certified mail or overnight courier) or by registered or certified mail, return receipt requested, postage prepaid, or sent by internationally-recognized overnight courier, in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto:

if to Indevus to:

INDEVUS PHARMACEUTICALS, INC.

33 Hayden Avenue

Lexington, MA 02421

Attention: Chief Executive Officer

Fax No.: 781-862-3859

if to Madaus to:

MADAUS GmbH

Colonia-Allee 15

51067 Cologne, Germany

Attention: Geschaeftsfuehrung

Fax No.: 011 49 221 8998 759

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

Indevus Pharmaceuticals, Inc.

By:	/s/ Glenn L. Cooper, M.D.
Name:	Glenn L. Cooper, M.D.
Title:	Chairman and Chief Executive Officer

Madaus GmbH

By:	/s/ Dr. Kurt N. Gebhart
Name:	Dr. Kurt N. Gebhart
Title:	Geschaeftsfuehrer

By:	/s/ Dr. Ing. Freddy Santermans
Name:	Dr. Ing. Freddy Santermans
Title:	Geschaeftsfuehrer

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